Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Clear Channel Communications, Inc. (“Company”) and Tom Casey (“Employee”).

1. TERM OF EMPLOYMENT

This Agreement commences December 15, 2009 (“Effective Date”) and shall continue until terminated by either party in accordance with Section 8 of this Agreement (the “Employment Period”).

2. TITLE AND EXCLUSIVE SERVICES

(a) Title and Duties. Effective January 4, 2010 and thereafter throughout the Employment Period, Employee’s title is Chief Financial Officer, and he will perform job duties that are usual and customary for this position. Employee will report to Company’s Chief Executive Officer (the “CEO”) and perform such duties on behalf of the Company as may be assigned by the CEO from time to time. Employee acknowledges receipt of the Company’s Code of Business Conduct and Ethics and will review and abide by its terms.

(b) Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period; provided that with advance notice to the CEO, Employee may participate in educational, welfare, social, religious and civic organizations, so long as such activities do not interfere or conflict with Employee’s satisfactory performance of his obligations hereunder or conflict in any material way with the business of the Company.

3. COMPENSATION AND BENEFITS

(a) Base Salary. Employee shall be paid an annual salary of Seven Hundred Fifty Thousand Dollars ($750,000.00) (“Base Salary”) and is eligible for annual salary increases commensurate with Company policy.

(b) Vacation. Employee is eligible for vacation days as set forth in the Employee Guide which will not be less than 20 days paid vacation per year.

(c) Annual Bonus. Eligibility for an Annual Bonus is based on financial and performance criteria established by Company and approved in the annual budget, and will be paid no later than March 15 each calendar year following the year in which the Annual Bonus was earned. For calendar year 2010 and each calendar year thereafter, subject to annual increases as may be approved by Company, Employee’s target bonus (“Target Bonus”) shall be equal to One Million Dollars ($1,000,000.00), subject to bonus criteria of 70% Company financial performance-based and 30% MBO-based. The MBOs for the 2010 calendar year are to be mutually agreed upon with the Chief Executive Officer no later than March 10, 2010. The payment of any Annual Bonus shall be subject to Section 19 and shall be within the Short-Term Deferral period under Section 409A (as defined in Section 19) and applicable regulations and net of any applicable withholding tax or other deductions required by law or Company benefit plans.

(d) Signing Bonus. Employee shall receive a signing bonus of Five Hundred Thousand Dollars and 00/100 Cents ($500,000.00), less applicable withholding tax and other deductions as required by law or Company benefit plans, which shall be payable on the Company’s first normal payroll date during January 2010. If Employee terminates his employment during the first twelve months of employment with the Company or if the Company terminates Employee’s employment for Cause during such period, then Employee shall be obligated to reimburse the company fifty percent (50%) of the signing bonus, for a total of Two Hundred Fifty Thousand Dollars and 00/100 Cents ($250,000.00). Employee hereby agrees and understands that said reimbursement may be deducted from his final wages, to the extent allowed by law.

(e) Benefit Plans. Employee may participate in employee welfare benefit plans in which other similarly situated employees may participate as stated in the Employee Guide. Employee acknowledges receipt of the Employee Guide available on the intercompany website and will review and abide by its terms.

(f) Expenses. Subject to Section 19 and required withholding, Company will reimburse Employee for travel and entertainment related expenses, consistent with past practices pursuant to Company policy.

(g) Relocation. Subject to Section 19 and required withholding, Employee shall be eligible to participate in Company’s Relocation Policy as set forth in Exhibit A, and the Enhanced Relocation Policy as set forth in Exhibit B attached hereto. The benefits under these Relocation Policies shall only be available for a period of 24 months after the Effective Date.

(h) Equity Compensation.

(i)	Stock Options. As additional consideration for entering into this Agreement, on December 31, 2010, provided Employee remains employed by the Company on such date, Employee shall be granted non-qualified stock options to acquire 250,000 shares of common stock (“Stock”) of CC Media Holdings, Inc. (“CCMH”) at an exercise price per share equal to the Fair Market Value (as defined in subsection (iii) below) of the Stock on December 31, 2010, subject to approval by the CEO and the Compensation Committee of CCMH (the “Options”). The Options will vest in four equal parts on December 31, 2010, December 31, 2011, December 31, 2012 and December 31, 2013, respectively, if Employee is employed on each such date. The Option shall otherwise be subject to the terms and conditions of the EIP.

(ii)	Restricted Stock Units. If the Option Spread (as defined in subsection (iii) below) as of December 31, 2013 is less than $5,000,000, and provided Employee remains employed by the Company on such date, Employee shall be granted restricted stock units (“RSUs”) on December 31, 2013 with a Fair Market Value equal to $5,000,000 minus the Option Spread. Any RSUs granted to Employee under the preceding sentence will become vested on December 31, 2014, provided Employee remains employed by the Company on such date. The RSUs shall be subject to the terms and conditions of the EIP.

(iii)	Defined Terms. For purposes of this Section 3(h), the following terms have the following meanings:

a.	“EIP” means the Clear Channel 2008 Executive Incentive Plan, as amended from time to time.

b.	“Fair Market Value” of the Stock as of a particular date shall mean the closing price of the Stock on such date. Notwithstanding the foregoing, if the Compensation Committee of CCMH determines that the closing stock price of the Stock as of such date does not reflect fair market value, the Committee may retain an appraisal firm to conduct an appraisal and determine such fair market value of the Stock as of such date. At Employee’s reasonable request given within 15 days after the delivery of the first appraisal, the Committee shall retain a second appraisal by a different appraisal firm, and the average of the two appraised values shall be the fair market value of the Stock as of the particular date, which will be binding on the parties.

c.	“Option Spread” as of a particular date shall mean the 250,000 shares of Stock originally subject to the Option (whether or not such shares are still held by Employee) times the excess, if any, of (i) the Fair Market Value of the Stock on such date, over (ii) the Option exercise price per share.

4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Employee has access to confidential information and trade secrets including but not limited to Company’s operational, programming, training/employee development, engineering, and sales information, customer lists, business and employment contracts, representation agreements, pricing and ratings information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that (a) it is necessary in connection with performing his duties; (b) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company, shall cooperate with Company to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order; or (c) such Confidential Information becomes publicly known through no direct or indirect action or fault of Employee. Employee agrees to never use Confidential Information in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.

5. NON-HIRE OF COMPANY EMPLOYEES AND ON-AIR TALENT

To further preserve the Confidential Information, during employment and for eighteen (18) months after employment ends (“Non-Hire Period”), Employee will not, directly or indirectly, (a) hire or engage any current employee or on-air talent of Company, including anyone employed by or providing services to Company within the 6-month period preceding Employee’s last day of employment or engagement; (b) solicit or encourage any employee or on-air talent to terminate employment or services with Company; or (c) solicit or encourage any employee or on-air talent to accept employment with or provide services to Employee or any business associated with Employee.

6. NON-SOLICITATION OF CLIENTS

To further preserve the Confidential Information, Employee, for eighteen (18) months after employment ends (the “Non-Solicitation Period”), agrees not to solicit Company’s clients for advertising sales which compete with Company in any market in which Employee conducted business on behalf of the Company.

7. NON-COMPETITION AGREEMENT

To further preserve the Confidential Information, Employee agrees that during employment and for eighteen (18) months after employment ends (the “Non-Compete Period”), Employee will not, directly or indirectly, be employed or retained by, own, manage or be connected, whether as an officer, partner, associate, employee, consultant or otherwise, with: (a) any media representation firm, or any entity or person, engaged in the sale of advertising time, regardless of whether such advertising is for terrestrial radio, satellite radio, “high definition” radio, internet audio streaming, cellular, podcast, wireless, on-line and interactive platforms or otherwise; or (b) any entity that is in the business of distributing audio, video and/or data content, whether such distribution is in the form of analog, digital, cellular, broadband, streaming, “high definition” or otherwise, and whether such distribution is received via radio, internet, satellite, wireless or otherwise, which is receivable in any counties located in the DMA in which Employee has or had duties under this Agreement or within a 50-mile radius of such DMA as defined by Arbitron (the “Non-Compete Area”).

8. TERMINATION

Employment may be terminated by mutual agreement or:

(a) Death. The date of Employee’s death shall be the termination date.

(b) Disability. Company may terminate employment if Employee is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, subject to applicable law.

(c) Termination By Company. Company may terminate employment with or without Cause. “Cause” means:

(i)	the willful and continued failure of Employee to perform substantially Employee’s duties with Company (other than any such failure resulting from incapacity due to physical or mental illness, or following Employee’s delivery of notice of termination for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board of Directors of CCMH (or the Compensation Committee of the Board of Directors of CCMH, in either case, for purposes of this Section 8(c), the “Board”) which specifically identifies the manner in which the Board believes that Employee has not substantially performed Employee’s duties, or

(ii)	willful and material misconduct by Employee in his office with Company that causes material and demonstrable injury, monetary or otherwise, to the Company, as determined by the Board acting reasonably and in good faith, or

(iii)	Employee’s willful disregard or violation of published Company policies and procedures or codes of ethics, as determined by the Board acting reasonably and in good faith, or

(iv)	any act that constitutes, on the part of Employee, fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; or

(v)	the conviction of Employee of, or plea of guilty or nolo contendere by Employee to, a felony or other crime involving moral turpitude.

In the case of (i), (ii) or (iii) above, except where such Cause, by its nature, is not curable or the conduct constitutes a recurrence of an act or omission previously cured by Employee or with respect to which the Board has previously provided notice to Employee under this section, such conduct shall not constitute “Cause” unless the Board shall have delivered to Employee notice setting forth with specificity (A) the conduct deemed to qualify as “Cause”, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than 30 days) within which Employee may take such remedial action, and Employee shall not have taken such specified remedial action within the specified time.

(d) Termination By Employee For Good Reason. Employee may terminate his employment at any time for “Good Reason,” which is: (i) Company’s repeated failure to comply with a material term of this Agreement after written notice by Employee specifying the alleged failure; or (ii) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation as determined by Company in light of compensation for similarly situated employees; or (iii) a substantial and unusual reduction in responsibilities or authority. If Employee elects to terminate his employment for “Good Reason,” Employee must provide Company written notice within thirty (30) days, after which Company shall have thirty (30) days to cure. If Company has not cured and Employee elects to terminate his employment, he must do so within ten (10) days after the end of the cure period.

(e) Termination By Employee Without Good Reason. Employee may terminate his employment at any time without “Good Reason” with ninety (90) days advance written notice to the CEO (which termination of employment with such advance written notice shall not constitute a breach of this Agreement by Employee), in which case the Company may terminate Employee’s employment immediately upon or anytime after receipt of such notice, which termination shall not be a termination by the Company without Cause, and pay Employee any Base Salary remaining with respect to such ninety (90) day advance notice period if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company.

9. COMPENSATION UPON TERMINATION

(a) Death. Upon termination of employment pursuant to Section 8(a), the Company shall pay to Employee’s designee or, if no person is designated, to Employee’s estate, (i) Employee’s unpaid Base Salary, if any, less applicable payroll, taxes and other deductions, that was earned through the termination date but not otherwise previously paid, which shall be paid within 30 days after the date of Employee’s termination of employment (“Accrued Base Salary”), (ii) the Annual Bonus, if any, Employee earned with respect to the calendar year prior to the calendar year that includes the termination date that was not paid as of such date shall be paid at the time such Annual Bonus is payable in accordance with Section 3(c), less applicable payroll, taxes and other deductions (the “Unpaid Prior Year Bonus”) and (iii) any payments required under applicable employee benefit plans. The Company shall have no further obligation to Employee upon such termination under this Agreement.

(b) Disability. Upon termination of employment pursuant to Section 8(b), the Company shall pay any Accrued Base Salary and any payments required under applicable employee benefit plans. In addition, if Employee signs and delivers a Severance Agreement and General Release of claims in a form satisfactory to the Company (the “Release”) and such Release is no longer subject to revocation, if applicable, on the date that is sixty (60) days after the date of Employee’s termination of employment (the “Payment Date”), then the Company shall pay to Employee (i) any Unpaid Prior Year Bonus (which shall be paid on the Payment Date), and (ii) a pro-rata portion of the Annual Bonus for the calendar year that includes the termination date, less applicable payroll, taxes and other deductions (the “Pro-Rata Bonus”), determined as follows. The Pro-Rata Bonus shall be determined by multiplying the Proration Factor (defined below) by the actual Annual Bonus that would have been earned by Employee (i) had he remained employed until the normal bonus payment date, (ii) had 100% of his bonus opportunity been based on the Company financial performance criteria, and (iii) based on the Company’ actual performance against such criteria as of the end of the performance period. The Proration Factor shall be the number of days in the calendar year prior to the termination date divided by 365. To the extent earned, the Pro-Rata Bonus shall be paid on the normal payment date for such Annual Bonus.

(c) Termination By Company For Cause: Upon termination of employment by the Company for Cause pursuant to Section 8(c), the Company shall pay to Employee any Accrued Base Salary and any payments required under applicable employee benefit plans. The Company shall have no further obligation to Employee upon such termination under this Agreement.

(d) Termination By Company Without Cause or By Employee With Good Reason. Upon termination of employment by the Company without Cause pursuant to Section 8(c) and not by reason of disability (within the meaning of Section 8(b)), or upon termination of employment by Employee for Good Reason pursuant to Section 8(d), the Company will pay to Employee any Accrued Base Salary and any payments required under applicable employee benefit plans. In addition, if Employee signs and delivers the Release to the Company after the date of Employee’s termination of employment and such Release is no longer subject to revocation, if applicable, on the Payment Date, then the Company shall pay to Employee the following:

(i)	any Unpaid Prior Year Bonus (which shall be paid on the Payment Date);

(ii)	the Pro-Rata Bonus, if applicable (which shall be paid on the normal Annual Bonus payment date);

(iii)	a payment (the “Equity Value Preservation Payment”), to be paid in a lump sum on the Payment Date, calculated as follows:

a.	if the date of termination occurs in calendar year 2010, the Equity Value Preservation Payment shall be equal to $1,250,000;

b.	if the date of termination occurs in calendar year 2011, the Equity Value Preservation Payment shall be equal to $2,500,000 minus the Option Spread (as defined in Section 3(h)) on the vested Options granted to Employee under Section 3(h) (whether or not still held by Employee) as of the date of termination;

c.	if the date of termination occurs in calendar year 2012, the Equity Value Preservation Payment shall be equal to $3,750,000 minus the Option Spread on the vested Options granted to Employee under Section 3(h) (whether or not still held by Employee) as of the date of termination;

d.	if the date of termination occurs in calendar year 2013, the Equity Value Preservation Payment shall be equal to $5,000,000 minus the Option Spread on the vested Options granted to Employee under Section 3(h) (whether or not still held by Employee) as of the date of termination;

e.	if the date of termination occurs after calendar year 2013, the Equity Value Preservation Payment shall be equal to $5,000,000 minus the sum of the Option Spread on the vested Options granted to Employee under Section 3(h) (whether or not still held by Employee) as of the date of termination and the Fair Market Value, as of the date of termination, of any vested RSUs granted to Employee under Section 3(h) (whether or not still held by Employee); and

(iv)	a severance payment equal to 1.5 times the sum of (x) Employee’s annual rate of Base Salary on the date of termination plus (y) the Target Bonus with respect to the calendar year that includes the date of termination (the “Severance Payment”), which amount shall be paid in periodic equal installment payments in accordance with ordinary payroll practices and deductions over a period of eighteen (18) months (the “Severance Pay Period”).

The Company shall have no further obligation to Employee upon such termination under this Agreement.

Notwithstanding the foregoing, if Employee violates the Non-Compete provisions of Section 7 during the Severance Pay Period (but without regard to whether Employee’s activities are within or outside the Non-Compete Area), in Company’s discretion the Severance Payments shall cease. The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 7.

If Employee is rehired by the Company during any Severance Pay Period, Severance Payments shall cease; however, if Employee’s new Base Salary is less than his previous Base Salary, Company shall pay Employee the difference between Employee’s previous and new Base Salary for the remainder of the Severance Pay Period.

(e) Termination By Employee Without Good Reason: Upon termination of employment by Employee without Good Reason pursuant to Section 8(e), the Company shall pay any Accrued Base Salary and any payments required under applicable employee benefit plans. In addition, if Employee signs and delivers the Release after the date of Employee’s termination of employment and such Release is no longer subject to revocation, if applicable, on the Payment Date, then the Company shall pay to Employee on the Payment Date, if payable, any Unpaid Prior Year Bonus. If the Company terminates Employee’s employment immediately upon or after receipt of Employee’s notice of termination (such termination by the Company shall not be deemed a termination by the Company without Cause), the Company shall also pay any pro-rata Base Salary for the remaining portion of the ninety (90) day notice advance period as described in Section 8(e) if Employee signs and delivers the Release after the date of Employee’s termination of employment and such Release is no longer subject to revocation, if applicable, on the Payment Date (and pro-rata Base Salary that would otherwise be paid sooner shall be paid on the earlier of the date such Release becomes irrevocable or the Payment Date). The Company shall have no further obligation to Employee upon such termination under this Agreement.

(f) Nonqualified Deferred Compensation. To the extent that the payment of any amount under this Section 9 constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 19), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. In addition, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B), any amounts to which Employee is entitled under this Section 9 that constitute “non-qualified deferred compensation” under Code Section 409A and would otherwise be payable prior to the earlier of (i) the 6-month anniversary of the Employee’s date of termination and (ii) the date of the Employee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Code Section 409A.

10. PAYOLA, PLUGOLA AND CONFLICTS OF INTEREST

Employee acknowledges familiarity with Company policies on payola, plugola and sponsorship identification (collectively “Payola Policies”), and warrants that Employee will fully comply with such policies. Employee shall certify compliance with the Payola Policies from time to time as requested by the Company. Employee shall notify Company immediately in writing if there is any attempt to induce Employee to violate the Payola Policies.

11. OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees to execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms.

12. PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, his heirs and his personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

13. GOVERNING LAW

This Agreement shall be governed by the laws of the State of Texas and Employee expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement.

14. DEFINITION OF COMPANY

“Company” shall include Clear Channel Communications, Inc., and its past, present and future divisions, operating companies, subsidiaries, affiliates and successors in interest.

15. LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs. Employee’s obligations under this Section 15, and Employee’s rights to payment or reimbursement of expenses pursuant to this Section 15, shall expire at the end of ten years after the date of termination.

16. INDEMNIFICATION

Company shall defend and indemnify Employee for acts committed in the course and scope of employment.

17. DISPUTE RESOLUTION

(a) Injunctive Relief: Employee agrees that irreparable damages to Company will result from Employee’s breach of this Agreement, including loss of revenue, loss of goodwill associated with Employee as a result of employment, and/or loss of the benefit to

Company of any training, confidential, and/or trade secret information provided to Employee, and any other tangible and intangible investments made to and on behalf of Employee. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. The breaching party shall pay to the non-breaching party reasonable attorneys’ fees and costs associated with enforcement of this Agreement, including any appeals. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b) Arbitration: The parties agree that any dispute or claim, including discrimination or retaliation claims, relating to this Agreement or arising out of Employee’s employment or termination of employment, shall, upon timely written request of either party, be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit the Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in the market in which Employee resides. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual costs of arbitration excluding attorneys’ fees. Unless otherwise provided by law and awarded by the arbitrator, each party will pay its own attorneys’ fees and other costs.

18. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys. Employee represents that he is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of Company. Employee represents that he is under no disability that would hinder the performance of his duties.

19. SECTION 409A COMPLIANCE

(a) It is the intent of the Company and Employee that the payments and benefits under this Agreement shall comply with Section 409A and applicable regulations and guidance thereunder (collectively, “Section 409A”) of the Internal Revenue Code of 1986, as amended, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or for any damages for failing to comply with Section 409A.

(b) Notwithstanding anything herein to the contrary, a termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Section 409A), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

(c) To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Section 409A, Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

20. MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties, which may be done in counterparts. This Agreement contains the entire agreement of the parties and supersedes any prior written or oral agreements or understandings between the parties. No modification shall be valid unless in writing and signed by the parties. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 5, 6, and 7, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may to reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until he permanently ceases such violation. All provisions of this Agreement having or contemplated as having continued application from and after the termination of the Employment Period shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

Upon full execution by all parties, this Agreement shall be effective on the Effective Date in Section 1.

EMPLOYEE:

/s/ Thomas W. Casey	Date:	December 11, 2009
Tom Casey

COMPANY:

/s/ Mark P. Mays	Date:	December 11, 2009
Mark P. Mays
Chief Executive Officer

Exhibit A

To Employment Agreement

Tom Casey

Page i of iii

Clear Channel

Relocation Policy

This Relocation Policy has been designed to help managers relocate employees efficiently and cost-effectively, and to assist transferring employees and their families in relocating quickly, with minimum inconvenience.

Please note that this policy assumes the employee is relocating at Clear Channel’s request. It is generally not appropriate to offer relocation benefits to an employee who is moving of their own volition, even if they are accepting a new job within the Clear Channel family at their new location. Additionally, expenses may vary depending on location and the distance we ask the employee to move, so these benefits should be considered a baseline that managers should use as a point of reference. There is no requirement to extend the full Relocation Benefit package to all relocating employees, and all expenses in excess of this policy must be approved in writing by the manager who heads the department against which the expenses will be charged. If you are asking an employee to relocate and would like information on relocation benefits in addition to those outlined in this policy, please contact Kimberly Wray, the Director of HR Services for Clear Channel Worldwide, at 210-832-3429.

Clear Channel has partnered with Move Management, Inc. (MMI) to provide a relocation program to reduce normal move disruptions, and to help the employee get settled in a new home and job. The arrangement with MMI will provide substantial discounts in moving costs as well as other service benefits, and we recommend utilizing MMI for company-sponsored moves. They will supply your relocating employees with the information they need to make a smooth and orderly move, and will be your employee’s primary point of contact to deal with the numerous issues that inevitably arise during relocations. If MMI is used the appropriate Clear Channel representative in your division will contact MMI, not the moving company, to start the process and make sure we get the benefit of our negotiated discounts.

Eligibility for the Relocation Benefits package must be approved in writing by the manager who heads the department against which the expenses will be charged. Please note the terms “family” and “immediate family” in this policy include domestic partners.

Eligibility

This policy is designed to facilitate the movement of transferring employees who are relocating from one location to another at the Company’s request. In order to be eligible for Clear Channel’s relocation policy and deductibility of certain relocation expenses, the relocation must meet the IRS distance and time test:

•

The employee must work full time at least 39 weeks in the new location during the twelve-month period immediately following their arrival, unless asked to transfer sooner at the request of the Company.

Exhibit A

To Employment Agreement

Tom Casey

Page ii of iii

•	The distance between the employee’s former home to the new work place must be at least 50 miles further than the distance from the former home to the former work place.

For example:

Former home to former work location	15 miles
Former residence to new work location	75 miles
Mileage difference	60 miles

Because the former residence to the new work location distance is greater than the IRS 50-mile requirement, this is a qualifying move.

The employee is eligible for relocation benefits for twelve (12) months from their effective start date at the new location. It is expected that the relocation, including the shipment of household goods, will be completed within this 12-month time frame.

If the employee voluntarily resigns their position or is terminated for cause within one (1) year after relocating to the new location, they will be required to reimburse Clear Channel for a portion of the relocation expenses paid by Clear Channel. The amount of the reimbursement will be prorated based on the number of months employed in the new assignment.

The Relocation Team

MMI can administer all of the relocation benefits for Clear Channel employees. If MMI is used, any questions regarding the relocation should be directed to the MMI contact (“The Contact”), at 1-800-723-2394 in Denver, CO.

Taxes

Many reimbursements made to the employee that are directly related to the relocation are considered earned income and will be taxable to the employee. Clear Channel is required to report all relocation reimbursements as compensation on the employee’s federal and state tax returns except for those identified below.

•	Reasonable and normal expenses for the movement of household goods (includes all standard covered items listed below)

•	Thirty days of household goods storage while waiting to occupy the new residence

It is recommended that the employee seek guidance from a tax professional for any year in which there are relocation-related services or expense reimbursements received.

Exhibit A

To Employment Agreement

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Coverage

Clear Channel will authorize:

•	Packing, crating and transportation charges. Unpacking is not authorized except for box springs, mattresses, and crated/uncrated items.

•	MMI will arrange a trash pickup for the packing materials and boxes after unpacking is completed.

•	One additional pickup at origin - such as a mini storage.

•	One additional delivery to temporary residence while goods are in storage.

•	The company will pay for up to thirty (30) days of storage and will move the goods in and out of the storage site.

•

The company provides up to $75,000.00 full replacement value of insurance for each household goods shipment, subject to some exclusions. The actual amount of coverage will be determined by multiplying $5.00 times the weight of your shipment. The specific terms of coverage and arrangements for additional valuation will be provided through the MMI contact.

•	All claims must be filed within 90 days.

•	The company will pay for the shipment of one (1) automobile by car carrier, if it is owned by the employee or a member of the immediate family and is transported at least 350 miles.

•	Reasonable and normal expenses for transportation and lodging for the employee and their family from the old location to the new location (excluding meals)

Additional Expenses

Any additional expenses outside of the moving transit or storage cost will not be reimbursed unless authorized by the employee’s new work location’s manager prior to incurring the expense.

The policy does not allow for the shipment of the below articles or for payment of the following services:

•	Maid service at either origin or destination of the move

•	Transportation of plants, frozen foods or flammable chemicals

•	Disassembly and /or re assembly of children’s swing sets or other outdoor recreational equipment

•	Transportation of household domestic pets, horses, cattle or any other livestock

•	Disassembly and/or assembly of portable swimming pools, tree houses, utility storage buildings, or similar bulky items.

•	Removal or installation of wall-to-wall carpeting, paneling, shelving or draperies.

•	Transportation of firewood, dirt, bricks and other heavy building materials or large rock collections

•	Charges for expedited services, overtime packing, loading, or unloading on Saturday, Sunday or holidays

•	Partial delivery of stored goods from the warehouse, or access to stored items during the storage period

Exhibit B

To Employment Agreement

Tom Casey

Page i of iv

Enhanced Benefits

These additional features enhance the relocation assistance provided under the standard Relocation Benefits package. The Enhanced Benefits are typically available for Executive level personnel upon written approval from the manager who heads the department against which the expenses will be charged.

The intent is that employees approved for the Enhanced Benefits will not incur any reasonable out-of-pocket expenses. Payment for any expenses in excess of this policy must be approved in writing by the head of the Division.

In addition to the standard Relocation Benefit package, the Enhanced Benefit package offers:

Lump Sum Allowance

A lump sum allowance of up to $15,000 (to be determined by the manager who will pay for the allowance) provides the employee with an up-front payment to cover typical out-of-pocket expenses associated with moving, such as deposits, auto registration, cleaning, temporary housing, home finding expenses (including travel), and so on. This allowance eliminates the need to submit receipts for reimbursements and more importantly, allows the employee to utilize the funds to best meet their family’s needs. Any questions of interpretation should be discussed with the manager before additional expenses are incurred.

Keep in mind that if the employee is able to minimize expenses and the time to complete the move, any funds not utilized for these items is theirs to keep, provided the move is not canceled and they remain employed with Clear Channel.

Home Sale Assistance

Clear Channel is willing to partially offset the necessary expenses involved in the sale of the employee’s current home. These costs can vary greatly. The employee is expected to exercise good business judgment in the sale of the home. Do not accept charges or conditions that lead to excessive costs. If there is any doubt, the MMI Contact should be consulted.

The employee will be reimbursed for all reasonable selling expenses that are normally the responsibility of a home seller. Clear Channel does not cover any of the buyer’s closing costs. Any problems of interpretation should be discussed with the MMI Contact before a binding agreement is signed.

The employee will be reimbursed the following items for the sale of the current home:

•	Real Estate Broker’s fees

•	Inspection fees (termite or structural) if required

Initials:
Company:
Employee:

Exhibit B

To Employment Agreement

Tom Casey

Page ii of iv

•	Title search, title insurance or surveys where there is a local practice for the seller to furnish either the title search or title insurance

•	Closing fee, conveyance fee or settlement fee

•	Escrow fee charged by a title company to close the sale, not the escrow shortage for taxes or insurance

The Home Sale Assistance program may be applied to condominiums and townhouses, but some types of properties are specifically excluded. Examples of these are:

Summer/vacation homes

Multiple dwellings

Farms or homes with excessive acreage (over 5 acres)

Vacant land

Houseboat

Income properties

Home Purchase Assistance

Clear Channel is willing to partially offset the necessary closing expenses involved in the purchase of a home. The employee is expected to exercise good business judgment in the purchase of their home. The employee should not accept charges or sale conditions that lead to excessive closing costs. If there is any doubt, the MMI Contact should be consulted.

The employee will be reimbursed for closing costs that are normally the responsibility of the buyer. Clear Channel does not cover any of the seller’s closing costs. Any problems of interpretation should be discussed with the MMI Contact before a binding agreement is signed.

The following closing costs will be reimbursed for the buying of a home:

•	Loan origination fees, if applicable

•	Attorney fees (not to exceed $500)

•	Title insurance fee, title search fee

•	Appraisal fee

•	Real estate transfer tax (tax on property exchange transaction)

•	Mortgage tax

•	Recording fees (Recording of deed, etc. includes Notary fees)

•	Mailing and/or Express Mail charges

•	Inspection fees

•	Credit report expenses

Initials:
Company:
Employee:

Exhibit B

To Employment Agreement

Tom Casey

Page iii of iv

Taxes

Many reimbursements made to the employee directly related to the relocation are considered earned income and will be taxable to the employee. Clear Channel is required to report all relocation reimbursements as compensation on the employee’s federal and state tax returns except for those identified below:

•	Reasonable and normal expenses for the movement of household goods

Clear Channel will compute and pay a “gross-up” allowance to cover all applicable taxes on the lump sum allowance, and on any reimbursements which do not qualify as tax excludable or deductible items.

It is recommended that the employee seek guidance from a tax professional for any year in which there are relocation-related services or expense reimbursements received.

Clear Channel has the right to revise this policy at anytime. Neither this guide nor the company’s relocation practices are intended to create a contract of employment for a definite term or under specific conditions.

Relocation Agreement

Each employee receiving relocation assistance from Clear Channel (including employees who will receive less than the full Core Benefits package) must sign the Agreement found on the following page and return it to the manager who has agreed to pay their relocation expenses.

RELOCATION AGREEMENT

The provisions of the Clear Channel Relocation Policy and Enhanced Relocation Policy will cover all or a portion of your relocation costs. Because this represents a significant investment, if you voluntarily leave or are terminated for cause from Clear Channel prior to completing one (1) year of service from the effective start date of your position at the new location, you will be required to reimburse the Company a pro rata share of the relocation costs as indicated below:

Days after start date in new position	% of total relocation costs owed to Clear Channel
90 or less	100%
91 - 180	75%
181 - 270	50%
271 - 365	25%

Initials:
Company:
Employee:

Exhibit B

To Employment Agreement

Tom Casey

Page iv of iv

I hereby agree that I will pay a pro-rated share of my relocation costs as indicated above if I voluntarily leave the company or am terminated for cause within the time frame shown above. I further agree that any amounts owed to Clear Channel may be taken from my paycheck, including my final paycheck upon termination.

Tom Casey

Date

Initials:
Company:
Employee: